                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                         Egghead, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]
                             22011 S.E. 51ST STREET
                                 P.O. BOX 7004
                           ISSAQUAH, WASHINGTON 98029

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           THURSDAY, AUGUST 31, 1995

                            ------------------------

    Notice is hereby given that the annual meeting of shareholders of EGGHEAD, INC. (the "Company") will be held at 10:00 a.m. local time on Thursday, August 31, 1995, at the Meydenbauer Center, 11100 N.E. Sixth Street, Bellevue, Washington. Parking will be validated by the Company, as there is no free parking at the facility.

    In addition to hearing a report about the Company and having an opportunity to ask questions of general interest to shareholders, the meeting is called for the following purposes:

    1.  To elect three Class I directors to serve for terms of three years each;

    2. To consider and vote upon a proposal to amend the Egghead, Inc. Nonemployee Director Stock Option Plan; and

    3.  To transact such other business as may properly come before the meeting.

    Shareholders of record on the books of the Company at the close of business on July 5, 1995, will be entitled to notice of and to vote at the meeting.

                                            By Order of the Board of Directors

                                                   [BRIAN_W_BENDER_SIG]

                                                     Brian W. Bender,
                                                        Secretary

Issaquah, Washington
July 19, 1995

                             YOUR VOTE IS IMPORTANT
                            ------------------------

    Whether or not you plan to attend the meeting in person, please sign, date, mark, and return the accompanying proxy in the enclosed stamped and pre-addressed envelope. The giving of the proxy will not affect your right to vote at the meeting if the proxy is revoked in the manner described in the accompanying proxy statement.

                                 EGGHEAD, INC.
                             22011 S.E. 51ST STREET
                                 P.O. BOX 7004
                           ISSAQUAH, WASHINGTON 98029

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                         INFORMATION REGARDING PROXIES

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Egghead, Inc. (the "Company") for use at the 1995 Annual Meeting of Shareholders of the Company (the "1995 Annual Meeting"), and any adjournment thereof, to be held on Thursday, August 31, 1995, at 10:00 a.m. local time, at the Meydenbauer Center, 11100 N.E. Sixth Street, Bellevue, Washington. Only shareholders of record on the books of the Company at the close of business on July 5, 1995 (the "Record Date"), will be entitled to notice of and to vote at the 1995 Annual Meeting.

    It is anticipated that these proxy solicitation materials and a copy of the Company's 1995 Annual Report to Shareholders will be sent to shareholders of record on or about July 19, 1995.

    If the accompanying form of proxy is properly executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time prior to voting by (i) delivering written notice to Brian W. Bender, Secretary of the Company, (ii) executing another proxy dated as of a later date, or (iii) voting in person at the 1995 Annual Meeting. Each proxy will be voted FOR the election of the director nominees and proposal 2 if no contrary instructions are indicated in the proxy.

                               VOTING SECURITIES

    The only voting securities of the Company are shares of its common stock, $0.01 par value per share (the "Common Stock"), each of which is entitled to one vote. At the Record Date, there were issued and outstanding 17,278,531 shares of Common Stock. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the 1995 Annual Meeting.

    Under Washington law and the Company's Articles of Incorporation, if a quorum is present, (i) the three director nominees who receive the greatest number of votes cast for the election of directors will be elected directors and
(ii) proposal 2 will be approved if it receives affirmative votes of the holders of a majority of the shares of Common Stock voting in person or represented by proxy, and entitled to vote on the matter, at the 1995 Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors. In the election of directors, any action other than a vote for a nominee will have the practical effect of a vote withheld from that nominee. Abstention from voting will have the practical effect of voting against proposal 2 because abstentions are treated as shares present and entitled to vote. Broker nonvotes will have no effect on the outcome of proposal 2 other than to reduce the number of "FOR" votes necessary to approve such matter.

                             ELECTION OF DIRECTORS

    The Company's Board of Directors (the "Board") is divided into three classes: Class I, Class II, and Class III. Each director serves for a term ending at the third annual meeting of shareholders following the annual meeting at which he or she was elected, except that any director appointed by the Board serves, subject to election by the shareholders at the next annual meeting, for a term ending at the annual meeting of shareholders for the class to which the director was appointed. Each director serves until his or her successor is elected and qualified or until his or her earlier death, resignation, or removal.

    Information as to the three nominees and as to each other director whose term will continue after the 1995 Annual Meeting is provided below. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies for the three nominees to the Board named below. Although the Board anticipates that all of the nominees will be available to serve as directors of the Company, should any of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board.

NOMINEES FOR ELECTION

    CLASS I DIRECTORS (TERMS TO EXPIRE IN 1998)

    RICHARD P. COOLEY, age 71, has been a director of the Company since September 1992 and served as Chairman from February 1993 to June 1993. He was Chairman of Seafirst Bank from January 1983 to December 1990, Chairman of the Executive Committee of Seafirst Bank from January 1991 to March 1994, and was named Honorary Director of Seafirst Bank in April 1994. Mr. Cooley also serves as a director of Paccar, Inc.

    TERENCE M. STROM, age 51, has been a director and the President of the Company since June 1993, and the Chief Executive Officer of the Company since September 1993. From January 1990 until joining the Company, he served as Senior Vice President of Marketing, and from July 1989 until December 1989 as Vice President of Merchandising, of Best Buy Co., Inc., a consumer electronics retail chain. For seven years prior to that, Mr. Strom was a Vice President of Virginia Merchandising Corp.

    SAMUEL N. STROUM, age 74, has been a director of the Company since June 1984. He is the principal of Samuel Stroum Enterprises, a private investment company, a director of SureFind Corp., a company providing electronic interactive classified advertising and voice-response systems, and the chairman of MACS Air, Inc., an air charter company. From 1975 to April 1991, Mr. Stroum served as a director of both Seafirst Bank and Seafirst Corporation. At Seafirst Corporation Mr. Stroum also served on the Executive Committee and was Chairman of the Organization Committee. He is also a Regent and Past President of the Board of Regents of the University of Washington.

    CONTINUING CLASS II DIRECTORS (TERMS TO EXPIRE IN 1996)

    STEVEN E. LEBOW, age 41, has been a director of the Company since November 1985. Mr. Lebow is a Managing Director of the Investment Banking Division of Donaldson, Lufkin & Jenrette Securities Corporation, where he has been employed since 1979.

    LINDA FAYNE LEVINSON, age 53, has served as President of Fayne Levinson Associates, Inc., a general management consulting firm to consumer and financial service organizations, since 1982. From March 1993 to February 1994, Ms. Levinson was an executive with Creative Artists Agency, Inc., a literary and talent agency. From March 1989 until joining Creative Artists, she was a partner of Wings Partners, a Los Angeles-based merchant bank whose holdings include Northwest Airlines. Ms. Levinson was a Senior Vice President of American Express Travel Related Services Co., Inc. from 1984 to 1987. She was at McKinsey & Company from 1973 to 1981, where she was a partner from 1979. Ms. Levinson is also a director of Genentech, Inc., a biotechnology company.

    CONTINUING CLASS III DIRECTORS (TERMS TO EXPIRE IN 1997)

    PAUL G. ALLEN, age 42, has been a director of the Company since June 1987. Mr. Allen co-founded and is a director of Microsoft Corporation. He is also the founder and Chairman of Asymetrix Corporation, a software development company, the President and sole shareholder of Vulcan Ventures, Inc., a private investment firm, and Chairman and owner of the Portland Trailblazers, a National Basketball Association franchise.

    GEORGE P. ORBAN, age 49, has been a director of the Company since November 1985. Mr. Orban is Managing Partner of Orban Partners, a private investment company, Chairman of Aaron

Brothers, Inc., a retail chain, and a director and founder of Ross Stores, Inc., a retail clothing chain. From 1987 to February 1992 he was President and Chief Executive Officer, and from 1989 to February 1992, he was Chairman, of Office Mart Holdings Corporation, a retail chain.

BOARD AND COMMITTEE MEETINGS

    The Board held five meetings during fiscal year 1995, which ended on April 1, 1995.

    The Board's Audit Committee held four meetings during fiscal year 1995. The Committee consists of three nonemployee directors: currently Mr. Cooley, Ms. Levinson, and Mr. Orban (Chairman). Its function is to (i) recommend to the Board the independent auditors to be retained by the Company; (ii) meet with the independent auditors and financial management of the Company to review the scope of proposed audits and audit procedures; (iii) report to the Board the results of audits and submit appropriate recommendations; (iv) review the adequacy of the Company's internal accounting, financial, and operating controls; (v) review the Company's reporting obligations and proposed audit plans; and (vi) review the Company's financial statements and procedures to ensure compliance with applicable financial reporting requirements.

    The Board's Compensation Committee held two meetings during fiscal year 1995. The Committee consists of three directors: currently Messrs. Allen, Lebow, and Stroum (Chairman). Its function is to (i) consider and make recommendations to the Board on salaries, bonuses, and other forms of compensation for the Company's five most highly compensated executive officers; (ii) establish salaries, bonuses, and other forms of compensation for the Company's other officers and employees; and (iii) administer the Company's stock option plans, including granting stock options to employees thereunder, and reviewing management recommendations for granting stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors.

    The Board's Nominating Committee held one meeting during fiscal year 1995. The Committee consists of three directors: currently Messrs. Allen, Lebow
(Chairman), and Strom. The Committee's function is to recommend nominees for election as directors at annual meetings of shareholders and to fill vacancies on the Board between annual meetings. The Nominating Committee will consider written proposals from shareholders for nominees for directors to be elected at the 1996 annual meeting of shareholders which are submitted to the Secretary of the Company by March 20, 1996.

    Each director attended at least 75% of all meetings of the Board and Committees to which he or she was assigned that were held during fiscal year 1995, except Mr. Cooley, who attended 67% of such meetings.

NONEMPLOYEE DIRECTORS' COMPENSATION

    Directors who are not also employees of the Company are compensated at the rate of $25,000 per annum. In addition, nonemployee directors receive $1,000 for each Board meeting attended and $500 for each Committee meeting attended, provided that such Committee meeting is not held in conjunction with a Board meeting. Nonemployee directors are also reimbursed for actual travel and out-of-pocket expenses incurred in connection with Board membership.

    Pursuant to the Egghead, Inc. Nonemployee Director Stock Option Plan, each nonemployee director is granted an option to purchase 9,000 shares of Common Stock upon his or her initial election to the Board at an annual shareholders meeting, subject to three-year vesting in annual increments of one-third. In addition, pursuant to this plan, each nonemployee director who is initially elected or appointed other than at an annual shareholders meeting is granted an option to purchase up to 3,000 shares of Common Stock, prorated for the number of months between the date of grant and the next annual shareholders meeting thereafter, subject to vesting in full on the date of such meeting. Under the plan, each nonemployee director who holds an option that becomes fully vested thereafter automatically is granted an additional option to purchase 9,000 shares, subject to three-year vesting in annual increments of one-third. See "Proposal to Approve Amendments to the Egghead, Inc. Nonemployee Director Stock Option Plan."

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    ELMER N. BALDWIN, age 35, joined the Company in June 1994 as Vice President of Corporate, Government, and Education Sales, and resigned from the Company in June 1995. From September 1990 until joining the Company, he was Vice President of Business Development at York Associates, an information systems, consulting, and integration services company. Prior to that time, Mr. Baldwin served as Group Director at Oracle Corporation, a software development company.

    BRIAN W. BENDER, age 46, joined the Company in May 1995 as Vice President and Chief Financial Officer. In June 1995 he was also appointed to serve as Secretary. From June 1993 to May 1995, he was Senior Vice President, Controller and Assistant Treasurer of Younkers, Inc., a department store chain. Prior to his employment at Younkers, Inc., Mr. Bender was employed from September 1987 to June 1993 with the May Department Stores Company, most recently as its Senior Vice President and Chief Financial Officer.

    KURT S. CONKLIN, age 42, joined the Company in August 1994 as Vice President of Human Resources. From June 1992 until joining the Company, Mr. Conklin was employed as the Vice President of Human Resources and Purchasing at Key Tronic Corporation, a computer peripheral manufacturing company. From August 1987 to August 1991, he was the Vice President of Administration at Danzas Corporation, a freight forwarding company.

    DIANE E. COUSINEAU, age 45, was appointed Vice President of Store Operations in June 1995. Ms. Cousineau joined the Company in September 1990 as Director of Special Projects, and served as Director of Retail Operations from February 1991 to June 1995. Prior to joining the Company, Ms. Cousineau was employed by Waldenbooks for ten years, where she held various management positions.

    RONALD C. FOSTER, age 44, joined the Company in May 1995 as Vice President of Operations. From May 1985 to May 1995, he was employed by Hewlett Packard Corporation, most recently as Group Controller for Computer Manufacturing and Distribution.

    PETER F. GROSSMAN, age 41, joined the Company in September 1994 as Vice President of Retail. Prior to joining the Company, he was employed by The Sharper Image, a national retail and catalog sales company, where he served as Executive Vice President of Merchandising from July 1993 to September 1994, and as Senior Vice President of Merchandising from May 1990 to June 1993. From March 1988 to April 1990, he was Vice President of the Decorative Home and Housewares Division of Rich's/Goldsmith's, a department store chain.

    PETER A. JANSSEN, age 52, joined the Company in September 1993, and has served as Vice President of Merchandising and Advertising since that date. From October 1989 until joining the Company, Mr. Janssen was employed by Acer America, a computer manufacturing company, as Vice President of Retail Marketing and Sales. From July 1992 until joining the Company, Mr. Janssen was also the Vice President of Marketing at Acer America. From September 1988 to September 1989, Mr. Janssen was the Vice President of Marketing at Nexgen Microsystems, a semiconductor start-up company.

    GLENN M. JOHNSON, age 43, joined the Company in August 1994 as Northwest Regional Director. In May 1995 he was promoted to Vice President of Corporate Sales. Prior to joining the Company, Mr. Johnson was employed as Business Manager with Valtellina Automobile, an exotic car business, from June 1993 to June 1994. From December 1990 to March 1993, Mr. Johnson was employed with ASG, a software developer, most recently as Director of the Vertex Division.

    KIRK W. LOCKHART, age 38, joined the Company in November 1994 as Vice President of International. From August 1993 to October 1994, he was employed as Director of Strategic Planning by Best Buy Co., Inc., a consumer electronics retail chain. From June 1991 to August 1993,

Mr. Lockhart was Senior Manager of Strategic Information Systems at Pioneer North America, a manufacturing company. From August 1981 to June 1991, Mr. Lockhart was employed by CCH Computax as Director of Marketing.

    JUDITH G. MELELIAT, age 38, served as Vice President of Marketing and Telemarketing of the Company from September 1993 to June 1994, when she became Vice President of Direct Response. Ms. Meleliat has been employed by the Company since September 1987 and has served in various capacities, including Vice President of Marketing and Advertising, Director of Advertising, and Advertising Manager.

    RONALD J. SMITH, age 48, has served as Vice President of Distribution and Real Estate of the Company since September 1993. From May 1992 until August 1993, he was Vice President of Distribution. From July 1988 until April 1992, Mr. Smith was the Company's Director of Distribution, and from January 1988 until June 1988, he was General Manager of Distribution.

    CAROLYN J. TOBIAS, age 45, served as Secretary of the Company from June 1991, and as Senior Vice President and Chief Financial Officer of the Company from February 1989 until her resignation from the Company in May 1995.

                             COMMON STOCK OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of the Record Date, information relating to the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director and nominee, by the Chief Executive Officer of the Company, by the four other most highly paid executive officers of the Company and the Company's former Vice Chairman (collectively, with the Chief Executive Officer, the "Named Executive Officers"), and by all directors, nominees, and executive officers of the Company as a group.

                    BENEFICIAL OWNERSHIP AS OF JULY 5, 1995

                                                                                               COMMON STOCK
                                                                                       ----------------------------
                                                                                        AMOUNT AND
                                                                                         NATURE OF     PERCENT OF
                                                                                        BENEFICIAL       SHARES
                                                                                       OWNERSHIP (1)   OUTSTANDING
                                                                                       -------------  -------------
GREATER THAN 5% SHAREHOLDERS (2)
Cramer Rosenthal McGlynn, Inc. (3) ..................................................     1,380,900          8.0%
 707 Westchester Avenue
 White Plains, New York 10604
Morgan Stanley Asset Management Ltd. (4) ............................................     1,518,100          8.8%
 25 Cabot Square, Canary Wharf
 London, E14 4QA, England
Wellington Management Company (5) ...................................................     1,302,700          7.5%
 75 State Street
 Boston, MA 02109
David A. Rocker (6) .................................................................     1,034,000          6.0%
 45 Rockefeller Plaza, Suite 1759
 New York, New York 10111

DIRECTORS AND NOMINEES
Paul G. Allen (7) ...................................................................     1,659,434          9.6%
 110 - 110th N.E. Ave., #550
 Bellevue, WA 98004
Richard P. Cooley (8)................................................................        15,500         *
Steven E. Lebow (9)..................................................................        20,210         *
Linda F. Levinson (10)...............................................................        10,500         *
George P. Orban (11).................................................................       201,994          1.2%
Terence M. Strom (12)................................................................       168,000         *
Samuel N. Stroum (13)................................................................       625,596          3.6%

NAMED EXECUTIVE OFFICERS (14)
Elmer N. Baldwin (15)................................................................         1,622         *
Peter A. Janssen (16)................................................................        25,280         *
Ronald P. Erickson...................................................................       -0-            N/A
Ronald J. Smith (17).................................................................        18,116         *
Carolyn J. Tobias (18)...............................................................        43,750         *

                                                                                          2,819,582         16.3%
All of the directors and nominees, the Named Executive Officers, and other executive officers as a group (20 persons) (19)...............................................

- ------------------------
   *  Percentage of beneficial ownership is less than one percent.

 (1) The persons named in the above table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, except as otherwise described in these footnotes. As noted in these footnotes, shares beneficially owned may include shares subject to options that are exercisable within 60 days from July 5, 1995 (i.e., September 3,
      1995).

 (2) Deemed beneficial owners of the shares by virtue of the direct or indirect investment and/or voting discretion possessed pursuant to the provisions of investment advisory agreements with their clients.

 (3)  Based on Schedule  13G Statement  filed with the  Securities and  Exchange
      Commission (the "SEC"), dated February 24, 1995.

 (4)  Based  on Schedule  13G Statement  filed with  the SEC,  dated January 30,
      1995.

 (5)  Based on Schedule  13G Statement  filed with  the SEC,  dated January  24,
      1995.

 (6) Based on Schedule 13D Statement and Amendment No. 1 thereto, filed with the SEC, dated November 9, 1994 and January 25, 1995, respectively .

 (7) Includes 1,648,934 shares held by Vulcan Ventures, Inc., a private investment firm of which Mr. Allen is President and sole shareholder, and 10,500 shares subject to options exercisable on or before September 3, 1995.

 (8) Includes 5,000 shares held directly and 10,500 shares subject to options exercisable on or before September 3, 1995.

 (9) Includes 9,710 shares held directly and 10,500 shares subject to options exercisable on or before September 3, 1995.

(10) Includes 10,500 shares subject to options exercisable on or before September 3, 1995.

(11) Includes 84,000 shares held by Orban Partners, a general partnership of which Mr. Orban is General Partner, 107,494 shares held directly, and 10,500 shares subject to options exercisable on or before September 3, 1995.

(12) Includes 68,000 shares held directly and 100,000 shares subject to an option exercisable on or before September 3, 1995.

(13)  Includes  15,000  shares,  for  which  Mr.  Stroum  disclaims   beneficial
      ownership,  held  by The  Stroum Foundation,  a 501(c)(3)  organization of which Mr. Stroum is Chairman and President, 600,096 shares held  directly, and 10,500 shares subject to options exercisable on or before September 3,
      1995.

(14) Elmer N. Baldwin, Peter A. Janssen, Ronald J. Smith and Carolyn J. Tobias are included as Named Executive Officers of the Company because they were the four most highly paid executive officers in fiscal year 1995, other than the Chief Executive Officer, who were serving as executive officers at the end of fiscal year 1995. Ronald P. Erickson is included as a Named
      Executive Officer because he would have been one of the four most highly paid executive officers other than the Chief Executive Officer if he had been serving as an executive officer at the end of fiscal year 1995.
      Terence  M. Strom, the Chief Executive  Officer, is also a Named Executive
      Officer.

(15)  Represents 1,622 shares held directly.

(16) Includes 1,947 shares held directly and 23,333 shares subject to options exercisable on or before September 3, 1995.

(17) Includes 3,448 shares held directly and 14,668 shares subject to options exercisable on or before September 3, 1995.

(18) Represents 43,750 shares subject to options exercisable on or before September 3, 1995.

(19) Includes shares subject to options exercisable on or before September 3, 1995.

                             EXECUTIVE COMPENSATION

ANNUAL AND LONG-TERM COMPENSATION

    The following table sets forth annual and long-term compensation for services rendered during fiscal years 1995, 1994, and 1993, by the Company's Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                  ANNUAL COMPENSATION                      AWARDS
                                  ----------------------------------------------------  -------------
                                                                         OTHER ANNUAL    SECURITIES      ALL OTHER
                                    FISCAL                     BONUS     COMPENSATION    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION        YEAR (1)    SALARY ($)       ($)           ($)        OPTIONS (#)      ($)(2)
- --------------------------------  -----------  -----------  -----------  -------------  -------------  -------------
Terence M. Strom (3) President          1995   $   300,000  $   300,000   $         0         50,000    $         0
 and Chief Executive Officer            1994       230,769      852,500        31,075        200,000              0
                                        1993           N/A          N/A           N/A            N/A            N/A

Peter A. Janssen (4)                    1995       200,000            0        35,000         40,000          3,231
 Vice President of Merchandising        1994       117,692            0        20,933              0              0
 and Advertising                        1993           N/A          N/A           N/A            N/A            N/A

Elmer N. Baldwin (5)                    1995       198,564            0             0         30,000              0
 Vice President of Corporate,           1994           N/A          N/A           N/A            N/A            N/A
 Government, and Education Sales        1993           N/A          N/A           N/A            N/A            N/A

Carolyn J. Tobias (6)                   1995       196,769            0             0         25,000          3,470
 Sr. Vice President, Chief              1994       186,846            0             0              0          3,699
 Financial Officer, and                 1993       184,165            0             0         12,500          3,621
 Secretary

Ronald J. Smith (7)                     1995       147,308            0             0         25,000          1,247
 Vice President of Distribution         1994       120,731            0             0              0          2,233
 and Real Estate                        1993       110,356            0        49,055          6,000          2,533

Ronald P. Erickson (8)                  1995        67,884      116,667             0              0        100,962
  Former Vice Chairman                  1994       150,000       50,000             0         50,000              0
                                        1993        63,461            0             0              0              0

- ------------------------

(1)  Fiscal years 1995  and 1994  each had  52 weeks.  Fiscal year  1993 had  53 weeks.

(2) Amounts for Mr. Janssen, Ms. Tobias, and Mr. Smith represent contributions by the Company to the Company's Nest Egg 401(k) savings plan on behalf of participating Named Executive Officers. Amount for Mr. Erickson represents severance pay from the date of his separation through the end of fiscal year 1995. See footnote (8) below.

(3) Mr. Strom joined the Company in June 1993. The salary shown for fiscal year 1994 is for a partial fiscal year's employment. Mr. Strom's bonus for fiscal year 1995 represents a guaranteed bonus based on his employment agreement. His fiscal year 1994 bonus represents a grant of 68,000 shares of Common Stock upon the commencement of his employment, valued at the market price of such shares on the date of grant, and a $300,000 guaranteed cash bonus. Other annual compensation in fiscal year 1994 includes costs associated with the sale of Mr. Strom's prior residence upon commencement of his employment with the Company. See "Executive Compensation -- Employment Contracts and Change in Control Arrangements."

(4) Mr. Janssen joined the Company in September 1993. The salary shown for fiscal year 1994 is for a partial fiscal year's employment. Other annual compensation includes the cost of temporary housing related to Mr. Janssen's relocation to Washington upon commencement of his employment in fiscal year 1994, and costs related to the sale of his prior residence in fiscal year 1995.

(5) Mr. Baldwin joined the Company in June 1994. The salary shown for fiscal year 1995 is for a partial fiscal year's employment. Mr. Baldwin resigned from the Company in June 1995.

(6)  Ms. Tobias resigned from the Company in May 1995.

(7) Other annual compensation in fiscal year 1993 represents costs associated with the sale of Mr. Smith's house in California upon his transfer from Sacramento to Issaquah, Washington, and related taxes paid by the Company.

(8)  Mr.  Erickson was  Chairman from September  1992, and  acting President and
     Chief Executive  Officer  from November  1992  to February  1993,  when  he resigned  from such positions  and became Vice Chairman.  He served as Vice
     Chairman from February 1993  until July 1994. Mr.  Erickson entered into  a separation  agreement  with  the  Company  effective  August  1,  1994. See
     "Executive Compensation  --  Employment  Contracts and  Change  in  Control
     Arrangements."  The salaries shown  for fiscal years 1993  and 1995 are for partial fiscal  year's employment.  The bonus  shown for  fiscal year  1995 represents  payment for Mr. Erickson's  efforts in the Company's settlement of a shareholders' class action lawsuit and certain international projects.

OPTION GRANTS IN FISCAL YEAR 1995

    The following table sets forth stock option grants during the fiscal year ended April 1, 1995, to the Named Executive Officers, pursuant to the Company's 1993 Stock Option Plan and the Company's 1986 Combined Incentive and Non-Qualified Stock Option Plan.

                       OPTION GRANTS IN FISCAL YEAR 1995

                                                                                                POTENTIAL
                                                                                             REALIZABLE VALUE
                                                                                            AT ASSUMED ANNUAL
                                                                                              RATES OF STOCK
                                    INDIVIDUAL GRANTS                                       PRICE APPRECIATION
- ------------------------------------------------------------------------------------------         FOR
                                                      % OF TOTAL                               OPTION TERM
                                          OPTIONS   OPTIONS GRANTED   EXERCISE              ------------------
                                          GRANTED   TO EMPLOYEES IN     PRICE     EXPIRATION    5%      10%
                  NAME                    (#) (1)     FISCAL YEAR     ($/SHARE)     DATE    ($) (2)   ($) (2)
- ----------------------------------------  -------   ---------------   ---------   --------  --------  --------
Terence M. Strom                           50,000        4.4%         $ 10.2500   11/30/04  $322,309  $816,793
Peter A. Janssen                           20,000        1.8%            6.1875   7/25/04     77,826   197,226
                                           20,000        1.8%            6.1875   7/25/04     77,826   197,226
Elmer N. Baldwin                           25,000        2.2%            6.1875   7/25/04     97,282   246,532
Carolyn J. Tobias                          25,000        2.2%            6.1875   7/25/04     97,282   246,532
Ronald J. Smith                            25,000        2.2%            6.1875   7/25/04     97,282   246,532
Ronald P. Erickson                              0        0.0%            N/A        N/A            0         0

- ------------------------

(1) Options granted are nonqualified options, have terms of ten years from the date of grant and become exercisable over a three-year period in increments of one-sixth, one-third and one-half of the total, respectively, except with respect to one of Mr. Janssen's 20,000 share option grants which became exercisable upon the date of grant. The options were granted at fair market value on the date of grant. Upon the occurrence of certain business combination transactions, the exercisability of the options would be accelerated or assumed by the surviving or acquiring corporation. See "Executive Compensation -- Employment Contracts and Change in Control Arrangements."

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to expiration of their terms assuming the specified compounded rates of appreciation on the base price (5% and 10%) of the Common Stock over the terms of the options. The 5% and 10% amounts are calculated based on rules required by the SEC and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurance that the rates of appreciation assumed in these columns can be achieved or that the amounts reflected will be received by the individuals.

    The following table sets forth information with respect to stock option grants made under the Company's stock option plans to the Named Executive Officers, including (i) the number of shares of Common Stock purchased upon exercise of options in fiscal year 1995; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at April 1, 1995; and (iv) the value of unexercised in-the-money options at April 1, 1995.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1995
                                      AND
                         FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT FISCAL           IN-THE-MONEY OPTIONS
                                   SHARES        VALUE            YEAR-END (#)           AT FISCAL YEAR-END ($) (1)
                                ACQUIRED ON    REALIZED    ---------------------------   ---------------------------
             NAME               EXERCISE (#)      ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------  ------------   ---------   -----------   -------------   -----------   -------------
Terence M. Strom                      0            0         33,340         216,660        $12,503        $62,498
Peter A. Janssen                      0            0         20,000          20,000         46,250         46,250
Elmer N. Baldwin                      0            0              0          30,000              0         69,375
Carolyn J. Tobias                     0            0         43,750          37,500              0         57,813
Ronald J. Smith                       0            0          8,250          28,750              0         57,813
Ronald P. Erickson                    0            0              0               0              0              0

- ------------------------

(1) Values are based on the difference between the option exercise price and the fair market value on April 1, 1995 ($8.50 per share as quoted in the Nasdaq National Market), multiplied by the respective number of vested and unvested shares underlying the option.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

    MR. STROM'S EMPLOYMENT AGREEMENT. Mr. Strom has an employment agreement with the Company that provides for (i) a term ending on June 28, 1996; (ii) an annual base salary of $300,000; and (iii) an annual maximum bonus equal to 100% of his base salary, depending upon his achieving performance goals to be established for each fiscal year, with a minimum bonus of $300,000 for each of fiscal years 1994 and 1995. In connection with Mr. Strom's entering into the employment agreement and beginning employment with the Company, he received, pursuant to the employment agreement's terms: (i) a stock grant of 68,000 shares of Common Stock; and (ii) options to purchase 200,000 shares of Common Stock, one-half of which have vested and the remainder of which will vest in 1996. Under the employment agreement, if the Company terminates Mr. Strom's employment without cause (as defined in the employment agreement), or Mr. Strom terminates his employment for "Good Reason" (as defined in the employment agreement) at any time, Mr. Strom will receive from the Company termination payments equal to his base salary for the remainder of the agreement's term and the amount of the most recent bonus paid to Mr. Strom.

    The Company also loaned Mr. Strom $218,790, representing the amount of federal income taxes payable by him as a result of the stock grant. The loan bears interest at six percent (6%) per annum and is due June 28, 1996; one-third of the proceeds received by Mr. Strom on any sales of such stock prior to June 28, 1996 are to be applied to the loan. As of the end of fiscal year 1995, the outstanding balance on the loan was $28,647.

    MR. ERICKSON'S SEPARATION AGREEMENT. Mr. Erickson and the Company entered into a separation agreement effective August 1, 1994 in connection with the termination of Mr. Erickson's employment with the Company. The separation agreement provides for the payment by the Company to Mr. Erickson of (i) the amount of unpaid base salary earned by Mr. Erickson through July 31, 1994 plus unpaid bonus in the amount of $18,846; (ii) the amount of $150,000, paid in installments over a one-year period; and (iii) a bonus of $116,667 related to his efforts on special projects, including the Company's settlement of a shareholders' class action lawsuit and international projects.

    MS. TOBIAS' TERMINATION OF EMPLOYMENT. On May 19, 1995, Ms. Tobias resigned as an officer of the Company. Under the terms of her separation agreement, the Company is paying Ms. Tobias the amount of her base salary through November 19, 1995. The agreement also provides that if Ms. Tobias fails to commence alternative employment by November 19, 1995, the Company will continue to pay her base salary for the period from November 19, 1995 through the earlier of November 19, 1996 or the date that she commences alternative employment (the "Extension Period"). Pursuant to the separation agreement, Ms. Tobias may exercise any stock option vested in her name as of the date of her resignation until 90 days from the date that her right to payments of the amount of her base salary terminates as described above. In addition, Ms. Tobias may participate in the Company's Nest Egg 401(k) savings plan until the earlier of the date she obtains new employment or the end of the Extension Period.

    OPTION PLANS. The Company's stock option plans provide that, upon the occurrence of certain transactions, including certain mergers and other business combinations involving the Company, outstanding options will fully vest, subject to termination upon consummation of such transaction. In the alternative, at the discretion of the Company and the corporation(s) participating in such transactions, such options may be assumed by the acquiring or surviving corporation.

    DIRECTOR PLAN. The Company's Nonemployee Director Stock Option Plan provides that, upon the occurrence of certain transactions, including certain mergers and business combinations involving the Company, the vesting of outstanding options will be accelerated and such options will terminate upon consummation of such transactions if they are not exercised.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. Allen, Lebow, and Stroum, shareholders and directors of the Company, are members of the Compensation Committee of the Board.

    Mr. Allen is also a shareholder and director of Microsoft Corporation, the founder and Chairman of Asymetrix Corporation, and the President and sole shareholder of Vulcan Ventures, Inc. In fiscal year 1995, aggregate software purchases by the Company directly from Microsoft were approximately $147,054,069. Additional Microsoft products were purchased by the Company through third-party distributors. In fiscal year 1995, aggregate purchases directly from the Company by Asymetrix were approximately $135,981 and by Microsoft were approximately $990,670. All of such purchases were made in the ordinary course of business through the Company's corporate, government, and education sales program at prevailing rates for corporate customers. In a stock purchase agreement among Vulcan Ventures, Inc. and certain shareholders of the Company (including certain of the Company's directors) dated June 18, 1987, such shareholders agreed to use their best efforts to encourage the Company and its subsidiaries to do business with the above entities as well as with any other affiliate of Mr. Allen or Vulcan Ventures, Inc., provided the transaction is on an arm's-length basis.

    Mr. Stroum and his daughter, Marsha Sloan Glazer, are directors and shareholders of SureFind Corp. ("SureFind"), a company providing electronic interactive products. Mr. Allen (through Vulcan Ventures, Inc.), Mr. Lebow, and another of Mr. Stroum's daughters, Cynthia Stroum Meagher, are also shareholders of SureFind. In July 1993, SureFind and the Company entered into an Interactive Express-TM- Services Agreement ("Agreement"), having a term of approximately three and one-half years, under which SureFind was contracted to develop and license a telephonic information order system for the Company for approximately $700,000, plus certain service fees, subject to certain credits. In May 1995, SureFind and the Company agreed to modify the Agreement and settle obligations incurred to date at $600,000. The modification, having a term of two years from the original Agreement date, provides for payment to SureFind by the Company of a minimum of $30,000 per month, plus certain service fees, subject to certain credits, for ongoing project support and development of additional applications for the Company. During fiscal year 1995, the Company paid SureFind an aggregate amount of $605,000 for such services.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    OVERVIEW AND PHILOSOPHY. The Compensation Committee of the Board (the "Committee") is responsible for recommending to the Board compensation for the Company's five highest-compensated executive officers, including the Company's Chief Executive Officer, and for reviewing and approving compensation recommendations made by the Chief Executive Officer for the other executive officers. The Committee is also responsible for administering all of the Company's compensation programs. See "Election of Directors -- Board and Committee Meetings."

    The Committee's goal is to provide compensation that is fair and competitive and that will reward sustained high performance. The Committee also believes that executives should have the opportunity for a significant portion of their compensation to be "at risk" in the form of incentive compensation. The Company's executive compensation packages consist of base salary, annual incentive compensation in the form of bonuses, and long-term incentive compensation in the form of stock options. The Committee also administers and reviews any employment agreements between the Company and its executives.

    BASE SALARY. In determining the base salary for a particular executive within the salary range for his or her position, the Committee initially takes into account the salary necessary to encourage the executive to join the Company in lieu of pursuing other employment opportunities. In later years, the Committee considers the amount budgeted by the Board for salary increases and the executive's success in achieving the performance objectives established annually for such executive. The performance objectives established annually for executives consist of both quantitative goals (such as increasing revenue, margin or number of accounts, or decreasing returns) and qualitative goals (such as training subordinates, managing special projects, and responding to changing market conditions). There is generally no specific weighing of these factors. The base salaries received by the Named Executive Officers (other than the Chief Executive Officer) generally are above the median for base salaries of executives in similar positions at companies in the comparison group (the "Comparison Group"), which is composed of national retail companies with annual revenues ranging from $500 million to $1 billion, none of which companies are included in the CRSP Index for Nasdaq Stock Market (SIC 504, 573) used in the Company's stock price performance graph which appears later in this proxy statement. The Company does not have a target range for base salaries for executive officers.

    ANNUAL INCENTIVE COMPENSATION. In fiscal year 1995, cash bonuses for executives were considered at the end of the fiscal year by the Committee in consultation with the Chief Executive Officer. Such consultation took into consideration the Company's financial performance, including the Company's earnings per share. Based on the Company's financial performance, no executive officer received a bonus for fiscal year 1995, except that Mr. Erickson, pursuant to his separation agreement with the Company, received a special bonus related to his contribution on special projects for the Company.

    LONG-TERM INCENTIVE COMPENSATION. The primary objective of the Company's stock option program is to provide incentives tied to the performance of the Company as measured by stock price appreciation. The Committee believes that the Company's stock option program better aligns the interests of the Company's executives with those of its shareholders. The Committee generally grants nonqualified stock options with an exercise price equal to the fair market value of the Common Stock on the date of grant and a three-year vesting schedule.

    In granting options, the Committee considers the amount and value of options currently held, but does not have a target ownership level for Common Stock holdings for executives. In July 1994, the Committee granted options to purchase 968,400 shares of Common Stock, of which options to purchase 195,000 shares were granted to executive officers and the remaining options to purchase 773,400 shares were granted to a broad range of employees, generally fixed by salary grade. Within the group of executive officers, the exact number of shares subject to options was recommended to the Committee by the Chief Executive Officer based upon the performance factors discussed under "Base Salary" above.

    CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Strom joined the Company as its President in June 1993. He became Chief Executive Officer in September 1993. Mr. Strom's compensation is governed by the terms of his employment agreement, which provides that he receive an annual base salary of $300,000 in fiscal year 1995, and an annual bonus (up to a maximum of 100% of his annual base salary) depending upon his achieving performance goals to be established for each fiscal year, with a minimum bonus of $300,000 for each of fiscal years 1994 and 1995. The employment agreement expires on June 28, 1996. Additionally, upon commencement of employment, Mr. Strom received a stock grant of 68,000 shares of Common Stock and options to purchase an additional 200,000 shares. On November 30, 1994, Mr. Strom was granted a second option to purchase 50,000 shares. Both options vest over a three-year period in annual increments of one-sixth, one-third, and one-half of the total shares. The base salary and annual bonus received by the Chief Executive Officer results in compensation that is slightly below the median for total annual compensation for executive officers in a similar position at companies in the Comparison Group.

    In approving Mr. Strom's employment agreement, the Committee's goals were to encourage Mr. Strom to join the Company and to reward him for successful performance at the Company. In addition, the Committee believes that Mr. Strom's participation in the Company's stock price appreciation through his stock and option grants will encourage him to remain with the Company and align his interests with those of the shareholders.

                                          COMPENSATION COMMITTEE

                                          Paul G. Allen
                                          Steven E. Lebow
                                          Samuel N. Stroum, Chairman

    For additional information regarding the employment agreements with Mr. Strom, see "Executive Compensation -- Employment Contracts and Change in Control Arrangements."

STOCK PRICE PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative total shareholder returns for the Company for the last five fiscal years, with the cumulative return of the University of Chicago's Center for Research in Security Prices
(CRSP) Index for the Nasdaq Stock Market (U.S. and Foreign), and the CRSP Index for the Nasdaq Stock Market SIC 504, a Wholesale Trade SIC that includes computers and computer peripherals and software, combined with SIC 573, a Retail Trade SIC that includes computer and software stores. The comparison assumes $100 was invested in Common Stock on March 30, 1990, in each of the foregoing indices, and assumes reinvestment of dividends, if any. The Company has not paid dividends. (Fiscal year ends are considered to be March 31 for comparison purposes.) The stock performance shown on the graph below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            EGGHEAD    NASDAQ STOCK MARKET   NASDAQ STOCK MARKET, SIC 504/573
1990           100.0                  100.0                             100.0
1991           109.1                  113.8                             103.5
1992           196.4                  145.1                             187.1
1993            57.3                  166.5                             175.3
1994            62.7                  180.6                             167.7
1995            61.8                  198.4                             142.4

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Paul G. Allen, Steven E. Lebow, and Samuel N. Stroum, shareholders and directors of the Company, have entered into certain transactions with the Company. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation."

    Richard P. Cooley, a shareholder and director of the Company, serves as an Honorary Director of Seafirst Bank. Effective October 1, 1994, the Company entered into a Revolving Loan Agreement with Seafirst Bank and U.S. Bank of Washington, National Association, which provides for unsecured borrowings of up to $50,000,000.

              PROPOSAL TO APPROVE AMENDMENTS TO THE EGGHEAD, INC.
                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

    The Egghead, Inc. Nonemployee Director Stock Option Plan (the "Director Plan") provides for automatic grants of options to purchase shares of Common Stock to nonemployee directors of the Company. The purpose of the Director Plan is to promote the interests of the Company and its shareholders by assisting the Company in attracting and retaining the services of experienced and knowledgeable nonemployee directors and to provide an incentive for such directors by increasing their proprietary interests in the Company's long-term success and progress. Only nonemployee directors of the Company are eligible to participate in the Director Plan. A copy of the Director Plan as proposed to be amended and restated is attached to this Proxy Statement as Appendix A. The following description of the Director Plan is a summary and is not intended to be fully descriptive. See Appendix A for more detailed information.

    Currently, six of the Company's directors are nonemployee directors and are eligible for participation in the Director Plan. Subject to adjustment required in the event of any recapitalization of the Company, the aggregate number of shares of Common Stock that currently may be issued upon exercise of options granted under the Director Plan may not exceed 175,000. As of the date of this proxy statement, 40,000 shares were available for grant under the Director Plan. Options to purchase an aggregate of 54,000 shares were granted under the Director Plan to nonemployee directors in 1993, the year in which the Director Plan was initially adopted. No options were granted under the Director Plan in 1994.

    On June 7, 1995, the Company's Board of Directors unanimously adopted amendments to the Director Plan (the "Amendments") that, subject to shareholder approval, would authorize an additional 275,000 shares to be available for issuance upon exercise of options granted under the Director Plan. In addition, the Amendments would increase the number of shares under the option granted to each nonemployee director, upon his or her initial election to the Board of Directors at an annual shareholders meeting, from 9,000 to 22,500. These options would vest over a three-year period in annual increments of one-third. The Amendments would also increase the maximum number of shares under any option initially granted to a nonemployee director, upon his or her appointment or election other than at an annual shareholders meeting, from 3,000 to 7,500, pro rated for the number of months between the date of grant and the next annual shareholders meeting thereafter. Any option of this type would vest in full on the date of the next annual shareholders meeting after the date of grant. Furthermore, pursuant to the Amendments, each of the six nonemployee directors in office on June 7, 1995 would receive a one-time supplemental option to purchase 13,500 shares, resulting in the receipt by the nonemployee directors, as a group, of supplemental options to purchase an aggregate of 81,000 shares. One-third of each supplemental option would be vested as of the June 7, 1995 date of grant, subject to shareholder approval, one-third would be vested as of the date of the 1995 Annual Meeting and the remaining one-third would vest as of the date of the next succeeding annual shareholders meeting. Under the current Director Plan, each nonemployee director who holds an option that has become fully vested thereafter automatically receives, if re-elected, a grant of an additional option to purchase 9,000 shares, subject to three-year vesting in annual increments of one-third. Pursuant to the Amendments, each nonemployee director who holds an option granted on or after June 7, 1995 that becomes fully vested would thereafter automatically receive, if re-elected, a grant of an additional option to purchase 22,500 shares, subject to the same vesting schedule.

    Options granted under the Director Plan are nonqualified stock options ("NSOs"). They are exercisable at a price equal to the fair market value per share of the Company's Common Stock on the date of grant. The closing price of the Common Stock as reported by the Nasdaq National Market on July 5, 1995 was $13.75 per share.

    Options granted under the Director Plan are nontransferable other than by will or the laws of descent and distribution. Options expire within ten years of the date of grant or, if earlier, one year after a director's termination of service as a director or a director's death. In the event of certain significant transactions involving the Company, including certain mergers and business combinations, all outstanding unvested options under the Director Plan will become fully exercisable during a twenty-day period prior to the effective date of the triggering significant transaction. Shares of Common Stock obtained upon the exercise of an option under the Director Plan may not be sold by persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, until at least six months after the date of grant. The Director Plan will remain in effect until it is terminated by either the Board of Directors or the shareholders of the Company.

    The federal income tax consequences to the Company and to directors granted awards under the Director Plan are substantially as follows:

    Under present law and regulations, no income will be recognized by a participant upon the grant of stock options. Upon the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price. The Company will be entitled to a deduction at the same time and in the same amount as the optionee recognizes ordinary income. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date.

    If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already-owned shares. The optionee's tax basis and holding period of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the day after the exercise date.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS TO THE EGGHEAD, INC. NONEMPLOYEE DIRECTOR STOCK OPTION PLAN.

                       SELECTION OF INDEPENDENT AUDITORS

    The Company has selected Arthur Andersen LLP to continue as its independent auditors for the fiscal year ending March 30, 1996. Representatives of Arthur Andersen LLP are expected to attend the 1995 Annual Meeting and to have the opportunity to make a statement if they so desire and to respond to appropriate questions.

                                 OTHER BUSINESS

    As of the date of this proxy statement, management knows of no other business that will be presented for action at the 1995 Annual Meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

                   COMPLIANCE WITH SEC REPORTING REQUIREMENTS

    Officers and directors of the Company and persons who own more than ten percent of the Company's stock are required to report to the SEC ownership and changes in ownership of the Company's stock. Regulations promulgated by the SEC require the Company to disclose to its shareholders those filings that were not made on a timely basis. Based solely on its review of copies of such reports received by it, or written representations received from reporting persons that no such forms were required for those persons, the Company believes that, during fiscal year 1995, its officers and directors complied with all applicable filing requirements, except that Paul G. Allen and Richard P. Cooley, directors, each filed late one report covering disclosures of purchases of the Company's Common Stock, and Elmer N. Baldwin, a former officer, filed late one report covering disclosure of a grant of an option to purchase the Company's Common Stock.

                         SHAREHOLDER PROPOSALS FOR THE
                      1996 ANNUAL MEETING OF SHAREHOLDERS

    Shareholder proposals to be presented at the 1996 annual meeting of shareholders must be received at the Company's executive offices by March 20, 1996, in order to be included in the Company's proxy statement and form of proxy relating to that meeting.

                     AVAILABILITY OF ADDITIONAL INFORMATION

    The Annual Report of the Company to the SEC on Form 10K, which includes consolidated financial statements of the Company and its subsidiaries, is available (without exhibits) to shareholders without charge upon written request to Brian W. Bender, Secretary of the Company, at 22011 S.E. 51st Street, P. O. Box 7004, Issaquah, Washington 98029. There is a nominal charge for reproduction of the exhibits to the Form 10-K.

                            SOLICITATION OF PROXIES

    This  solicitation  is made  on  behalf of  the  Board of  Directors  of the
Company. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, Allen Nelson & Co. will assist the Company in the solicitation of proxies by the Company for a fee of approximately $5,000, plus reasonable expenses. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger.

    The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All the costs of solicitation of proxies will be paid by the Company.

                                            By Order of the Board of Directors

                                                     Brian W. Bender,
                                                        Secretary

Issaquah, Washington
July 19, 1995

                                                                      APPENDIX A

                                  EGGHEAD, INC

                RESTATED NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

                              ARTICLE I.  PURPOSES

    The purposes of the Egghead, Inc. Restated Nonemployee Director Stock Option Plan (the "Plan") are to attract and retain the services of experienced and knowledgeable nonemployee directors of Egghead, Inc. (the "Corporation") and to provide an incentive for such directors to increase their proprietary interests in the Corporation's long-term success and progress.

                    ARTICLE II.  SHARES SUBJECT TO THE PLAN

    Subject to adjustment in accordance with Article VI hereof, the total number of shares of the Corporation's common stock (the "Common Stock") for which options may be granted under the Plan is 450,000 (the "Shares"). The Shares shall be shares presently authorized but unissued or subsequently acquired by the Corporation and shall include shares representing the unexercised portion of any option granted under the Plan that expires or terminates without being exercised in full.

                    ARTICLE III.  ADMINISTRATION OF THE PLAN

    The administrator of the Plan (the "Plan Administrator") shall be the Board of Directors of the Corporation (the "Board"). Subject to the terms of the Plan, the Plan Administrator shall have the power to construe the provisions of the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. No member of the Plan Administrator shall participate in any vote by the Plan Administrator on any matter materially affecting the rights of any such member under the Plan.

                     ARTICLE IV.  PARTICIPATION IN THE PLAN

    Each member of the Board elected or appointed who is not otherwise an employee of the Corporation or any parent or subsidiary corporation (an "Eligible Director") shall automatically receive the following options:

1.  INITIAL GRANTS

        (a) Each Eligible Director who is in office on the day the Plan is adopted by the Board and who continues in office after the annual meeting of shareholders to be held in 1993 (the "1993 Annual Meeting") shall automatically receive a grant of an option to purchase 9,000 Shares on the day this Plan is adopted by the Board.

        (b) Each Eligible Director who is elected for the first time at the 1993 Annual Meeting or at any subsequent annual meeting of shareholders prior to June 7, 1995 shall automatically receive a grant of an option to purchase 9,000 Shares on the day after such annual meeting.

        (c) Each Eligible Director who is elected for the first time at an annual meeting of shareholders after June 7, 1995 shall automatically receive a grant of an option to purchase 22,500 Shares on the day after such annual meeting.

        (d) Each Eligible Director who is appointed or elected after June 7, 1995 other than at an annual meeting of shareholders shall, on the day of such appointment or election, automatically receive a grant of an option to purchase that number of Shares equal to 7,500 multiplied by a fraction, the numerator of which is 12 minus the number of whole months which have elapsed since the last annual meeting of shareholders and the denominator of which is 12; provided, however, that such option shall vest in full on the day of the first annual meeting of shareholders to occur after the grant.

2.  SUPPLEMENTAL INITIAL GRANTS

    Each Eligible Director who is in office on June 7, 1995 shall automatically receive a grant of an option to purchase 13,500 Shares on that date.

3.  ADDITIONAL GRANTS

    Each Eligible Director who holds an option granted on or after June 7, 1995 that has become fully vested shall automatically receive a grant of an option to purchase 22,500 Shares on the day after the annual meeting of shareholders at which such prior option has become fully vested.

    If insufficient Shares remain available for issuance under the Plan to fully fund one or more grants to be made under this Article IV on the same grant date, then such grant or grants shall be made as follows: (i) a single Initial Grant shall be made for the remaining number of Shares reserved under this Article IV on that grant date; and (ii) multiple Initial and/or Additional Grants shall be reduced ratably so that the aggregate number of Shares subject to all such grants equals the remaining number of Shares available for issuance under this
Article IV on that grant date. If the Company's shareholders do not approve the amendment to the Plan dated June 7, 1995, all grants made pursuant to paragraphs 1(c), 1(d), 2 and 3 above shall be deemed null and void.

                            ARTICLE V.  OPTION TERMS

    Each option granted to an Eligible Director under the Plan and the issuance of Shares thereunder shall be subject to the following terms:

1.  OPTION AGREEMENT

    Each option granted under the Plan shall be evidenced by an option agreement (an "Agreement") duly executed on behalf of the Corporation. Each Agreement shall comply with and be subject to the terms and conditions of the Plan. Any
Agreement may contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Plan Administrator.

2.  OPTION EXERCISE PRICE

    The option exercise price for an option granted under the Plan shall be the fair market value of the Shares covered by the option at the time the option is granted. For purposes of the Plan, "fair market value" shall be the average of the high and low sales prices at which the Common Stock was sold on such date as reported by the Nasdaq National Market on such date or, if no Common Stock was traded on such date, on the next preceding date on which Common Stock was so traded.

3.  VESTING AND EXERCISABILITY

    Except as set forth in paragraph 1(d) of Article IV, Initial Grants (other than Supplemental Initial Grants) and Additional Grants shall become exercisable in accordance with the following schedule and vested portions may be exercised in full at one time or in part from time to time:

PERIOD OF OPTIONEE'S CONTINUOUS SERVICE AS A DIRECTOR                                             PORTION OF GRANT
WITH THE COMPANY FROM THE DATE THE OPTION IS GRANTED                                             THAT IS EXERCISABLE
- -----------------------------------------------------------------------------------------------  -------------------
Until first subsequent annual meeting of shareholders after grant..............................              0%
Until second subsequent annual meeting of shareholders after grant.............................         33 1/3%
Until third subsequent annual meeting of shareholders after grant..............................         66 2/3%
Thereafter.....................................................................................            100%

    For purposes of options granted at the time this Plan is initially adopted by the Board, the first subsequent annual meeting of shareholders shall be the meeting held in 1994.

    Supplemental Initial Grants shall become exercisable in accordance with the following schedule and vested portions may be exercised in full at one time or in part from time to time:

PERIOD OF OPTIONEE'S CONTINUOUS SERVICE AS A DIRECTOR                                             PORTION OF GRANT
WITH THE COMPANY FROM THE DATE THE OPTION IS GRANTED                                             THAT IS EXERCISABLE
- -----------------------------------------------------------------------------------------------  -------------------
Until first subsequent annual meeting of shareholders after grant..............................         33 1/3%
Until second subsequent annual meeting of shareholders after grant.............................         66 2/3%
Thereafter.....................................................................................            100%

4.  TIME AND MANNER OF EXERCISE OF OPTION

    Each option may be exercised in whole or in part at any time and from time to time; provided, however, that no fewer than 100 Shares (or the remaining Shares then purchasable under the option, if less than 100 Shares) may be purchased upon any exercise of option rights hereunder and that only whole Shares will be issued pursuant to the exercise of any option.

    Any option may be exercised by given written notice, signed by the person exercising the option, to the Corporation stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares, which payment may be in whole or in part (i) in cash or by check or (ii) in shares of Common Stock already owned for at least six (6) months by the person exercising the option, valued at fair market value at the time of such exercise.

5.  TERM OF OPTIONS

    Each option shall expire ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as follows:

        (a) In the event that an optionee ceases to be a director of the Corporation for any reason other than the death of the optionee, the options granted to such optionee may be exercised by him or her only within one (1) year after the date such optionee ceases to be a director of the Corporation and only as to that portion of the option that has become vested as of the date of such cessation.

        (b) In the event of the death of an optionee, whether during the optionee's service as a director or during the one (1) year period referred to in Section 5 (a), the options granted to such optionee shall be exercisable, to the extent vested as provided in Section 5 (a) or as of the date of death, as the case may be, and such options shall expire unless exercised within one (1) year after the date of the optionee's death, by the legal representatives or the estate of such optionee, by any person or persons whom the optionee shall have designated in writing on forms prescribed by and filed with the Corporation or, if no such designation has been made, by the person or persons to whom the optionee's rights have passed by will or the laws of descent and distribution.

6.  TRANSFERABILITY

    During an optionee's lifetime, an option may be exercised only by the optionee. Options granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution except that, to the extent permitted by applicable law and Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Plan Administrator may permit a recipient of an option to designate in writing during the optionee's lifetime a beneficiary to receive and exercise options in the event of the optionee's death (as provided in Section 5 (b)). Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan, or the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, shall be null and void.

7.  PARTICIPANT'S OR SUCCESSOR'S RIGHTS AS STOCKHOLDER

    Neither the recipient of an option under the Plan nor the optionee's successor(s) in interest shall have any rights as a stockholder of the Corporation with respect to any Shares subject to an option granted to such person until such person becomes a holder of record of such Shares.

8.  LIMITATION AS TO DIRECTORSHIP

    Neither the Plan nor the granting of an option nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that an optionee has a right to continue as a director for any period of time or at any particular rate of compensation.

9.  REGULATORY APPROVAL AND COMPLIANCE

    The Corporation shall not be required to issue any certificate or certificates for Shares upon the exercise of an option granted under the Plan, or record as a holder of record of Shares the name of the individual exercising an option under the Plan, without obtaining to the complete satisfaction of the Plan Administrator the approval of all regulatory bodies deemed necessary by the Plan Administrator, and without complying, to the Plan Administrator's complete satisfaction, with all rules and regulations under federal, state or local law deemed applicable by the Plan Administrator.

                        ARTICLE VI.  CAPITAL ADJUSTMENTS

    The aggregate number and class of Shares for which options may be granted under the Plan, the number and class of Shares covered by each automatic grant and each outstanding option and the exercise price per Share thereof (but not the total price) shall all be proportionately adjusted for any stock dividends, stock splits, recapitalizations, combinations or exchanges of shares, split-ups, split-offs, spinoffs, or other similar changes in capitalization. Upon the effective date of a dissolution or liquidation of the Corporation, or of a reorganization, merger or consolidation of the Corporation with one or more corporations that results in more than 20% of the outstanding voting shares of the Corporation being owned by one or more affiliated corporations or other affiliated entities, or of a transfer of all or substantially all the assets or more than 20% of the then outstanding shares of the Corporation to another corporation or other entity, this Plan and all options granted hereunder shall terminate. In the event of such dissolution, liquidation, reorganization, merger, consolidation, transfer of assets or transfer of stock, each optionee shall be entitled, for a period of twenty days prior to the effective date of such transaction, to purchase the full number of shares under his or her option which he or she otherwise would have been entitled to purchase during the remaining term of such option.

    Adjustments under this Article VI shall be made by the Plan Administrator, whose determination shall be final. In the event of any adjustment in the number of Shares covered by any option, any fractional Shares resulting from such adjustment shall be disregarded and each such option shall cover only the number of full Shares resulting from such adjustment.

                       ARTICLE VII.  EXPENSES OF THE PLAN

    All costs and expenses of the adoption and administration of the Plan shall be borne by the Corporation; none of such expenses shall be charged to any optionee.

             ARTICLE VIII.  EFFECTIVE DATE AND DURATION OF THE PLAN

    The Plan became effective on June 16, 1993. The Plan shall continue in effect until it is terminated by action of the Board or the Corporation's shareholders, but such termination shall not affect the then outstanding terms of any options.

               ARTICLE IX.  TERMINATION AND AMENDMENT OF THE PLAN

    The Board may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that if required to qualify the Plan under Rule 16b-3 promulgated under Section 16(b) of the Exchange Act, no amendment may be made more than once every six (6) months that would change the amount, price, timing or vesting of the options, other than to comply with changes in the Internal Revenue Code of 1986, as amended, or the rules and regulations promulgated thereunder; and provided, further, that if required to qualify the Plan under Rule 16b-3, no amendment that would

        (a) materially increase the number of Shares that may be issued under the Plan,

        (b)   materially  modify   the  requirements   as  to   eligibility  for
    participation in the Plan, or

        (c) otherwise materially increase the benefits accruing to participants under the Plan shall be made without the approval of the Corporation's shareholders.

                     ARTICLE X.  COMPLIANCE WITH RULE 16b-3

    It is the intention of the Corporation that the Plan comply in all respects with Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that Plan participants remain disinterested persons ("Disinterested Persons") for purposes of administering other employee benefit plans of the Corporation and having such other plans be exempt from Section 16(b) of the Exchange Act. Therefore, if any Plan provision is later found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify Plan participants from remaining Disinterested Persons, that provision shall be deemed null and void, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.

1. Election of Directors  NOMINEES: Richard P. Cooley,   3. In their discretion,
                          Terence M.Strom, and           the holders of this
                          Samuel N. Stroum               proxy are authorized to
                                                         vote upon such other
                                                         business as may
  FOR all     WITHHOLD                                  properly come before
  nominees    AUTHORITY                                 the meeting.
 (except as    to vote    INSTRUCTIONS: To withhold
  indicated    for all    authority to vote for any
   to the      nominees   individual nominee, print
 contrary in              that nominee[cad 213]s name in the
  the space               following space:
to the right)

   / /           / /      _____________________________


                                           This proxy, when properly executed,
2. Approval of Amendments to the           will be voted in the manner directed
Egghead, Inc. Nonemployee Director         on this proxy card. Management
Stock Option Plan (the "Amendments"):      recommends a vote FOR all nominees
                                           designated on this proxy card and a
                                           vote FOR approval of the Amendments
    FOR  AGAINST  ABSTAIN                  to the Egghead, Inc. Nonemployee
    / /    / /      / /                    Director Stock Option Plan. If no
                                           specifications are made, a vote FOR
                                           all of said nominees and FOR approval
                                           of the Amendments will be entered.

                                              The undersigned hereby revokes any
                                           proxy or proxies heretofore given for
                                           such shares and ratifies all that
                                           said proxies or their substitutes may
                                           lawfully do by virtue hereof. Please
                                           sign exactly as name appears on this
                                           proxy. If stock is held jointly, both
                                           persons should sign. Persons signing
                                           in a representative capacity should
                                           give their title.

                                           Dated: _________________________,1995

                                           _____________________________________
                                           Signature
"PLEASE MARK INSIDE BLUE BOXES SO
THAT DATA PROCESSING EQUIPMENT WILL        _____________________________________
RECORD YOUR VOTES"                         Signature if held jointly

- --------------------------------------------------------------------------------
                            -FOLD AND DETACH HERE-

PROXY CARD


                                 EGGHEAD, INC.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EGGHEAD, INC. The undersigned hereby appoints Terence M. Strom and Brian W. Bender and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Egghead, Inc. that the undersigned would be entitled to vote if personally present at the 1995 Annual Meeting of Shareholders to be held on August 31, 1995, or at any adjournment thereof. The undersigned directs that this proxy be voted as set forth on the other side of this proxy card:


(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)


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                            -FOLD AND DETACH HERE-